Exhibit 10.6

Michael Martino	January 12, 2012
PO Box 5000 PMB 190
Rancho Santa Fe, CA 92067

RE: Amendment to Employment Agreement

Dear Michael:

Reference is made to that certain Employment Agreement (the “Employment Agreement”), dated November 9, 2011, by and between you and Ambit Biosciences Corporation (“Ambit”). This letter agreement shall serve as an amendment to the Employment Agreement. Capitalized terms used but not defined in this letter agreement shall have the meanings set forth in the Employment Agreement.

By your execution of this letter agreement in the space provided below, you hereby acknowledge and agree that, notwithstanding anything to the contrary in the Employment Agreement, (a) 5,684,706 of the shares subject to the Option referred to in Section 3.3 of the Employment Agreement shall be Time Vesting Shares and (b) none of the shares subject to the Option shall be Performance Vesting Shares.

Except for the matters set forth in this letter agreement, all other terms of the Employment Agreement shall remain unchanged and in full force and effect.

If the foregoing correctly conforms to your understanding of the agreement between you and Ambit, please sign and date the enclosed copy of this letter agreement and return it to us.

Very truly yours,

AMBIT BIOSCIENCES, INC.

/s/ Alan Fuhrman
Alan Fuhrman
Chief Financial Officer

Accepted and agreed:

/s/ Michael Martino
Michael Martino

Ambit Biosciences Corporation

4215 Sorrento Valley Boulevard

San Diego, CA 92121

tel 858-334-2100 fax 858-334-2198

www.ambitbro.com